LA ROSA HOLDINGS CORP.

FAMILY. PASSION. GROWTH.

Investor Presentation
July 2023

ISSUER FREE WRITING PROSPECTUS DATED 7/14/2023
FILED PURSUANT TO RULE 433 of the securities Act of 1933, as amended
Relating to Preliminary Prospectus dated July 14, 2023
REGISTRATION STATEMENT NO. 333-264372

Disclaimer

This presentation has been prepared by La Rosa Holdings Corp. (the "Company") solely for informational purposes. The information included herein in this presentation has not been independently verified. No representations, warranties or undertakings, express or implied, are made by the Company or any of its affiliates, advisers or representatives or the underwriters as to, and no reliance should be placed upon, the accuracy, fairness, completeness or correctness of the information or opinions presented or contained in this presentation. By viewing or accessing the information contained in this presentation, you acknowledge and agree that none of the Company or any of its affiliates, advisers or representatives or the underwriters accept any responsibility whatsoever (in negligence or otherwise) for any loss howsoever arising from any information presented or contained in this presentation or otherwise arising in connection with the presentation. The information presented or contained in this presentation is subject to change without notice and its accuracy is not guaranteed. None of the Company or any of its affiliates, advisers or representatives or the underwriters make any undertaking to update any such information subsequent to the date hereof except as required by law. This presentation should not be construed as legal, tax, investment or other advice.

The Company has filed a registration statement on Form S-1 with the Securities and Exchange Commission, File No. 333-264372, relating to the proposed public offering of its securities in the United States, but the registration statement has not yet become effective. The proposed offering of the Company's securities to be made in the United States will be made solely on the basis of the prospectus included in such registration statement, as and when declared effective by the Securities and Exchange Commission. Any decision to purchase the Company's securities in the proposed offering should be made solely on the basis of the information contained in the prospectus.

This presentation contains statements that reflect the Company's intent, beliefs or current expectations about the future These statements can be recognized by the use of words such as "expect," "plan," "anticipate," "target," "may," "will," "estimate," "project," "intend" or words of similar meaning. These forward-looking statements are made only, and are based on, estimates and information available to the Company, as of the date of this presentation, and are not guarantees of future performance. All statements other than statements of historical fact in this Presentation are forward-looking statements, including but not limited to, the Company's goals and growth strategies; the Company's expectations regarding demand for and market acceptance of the Company's brand and platforms; the Company's future business development, results of operations and financial condition; the Company's ability to maintain and improve the Company's infrastructure necessary to operate the Company's business; the Company's ability to use of proceeds from its proposed initial public offering in the manner contemplated by the Company; the effect of any sales or the anticipation of sales by the selling stockholders upon the market price of the Company's ordinary shares; the Company's ability to comply meet the initial listing requirement on the Nasdaq Stock Market and the continued listing standards; the Company's ability to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; general economic and business conditions; the volatility of the Company's operating results and financial condition and the price of its ordinary shares; the Company's ability to attract and retain qualified senior management personnel and research and development staff; and assumptions underlying or related to any of the foregoing and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the registration statement, and available on the SEC's website at http://www.sec.gov.

These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

This presentation does not constitute an offer to sell or an invitation to purchase or subscribe for any securities of the Company for sale in the United States or anywhere else. No part of this presentation shall form the basis of or be relied upon in connection with any contract or commitment whatsoever. Specifically, these materials do not constitute a "prospectus" within the meaning of the US Securities Act of 1933, as amended, and the regulations enacted thereunder. This presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company and is qualified in its entirety by reference to the detailed information in the prospectus relating to the proposed offering. Any decision to purchase the Company's securities in the proposed offering should be made solely on the basis of the information contained in the prospectus relating to the proposed offering.

All the third-party trademarks, names, and other information that appeared in this presentation are used for information and comparison only and do not mean that we have been given authorization to use such information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

Offering Summary

Issuer	**La Rosa Holdings Corp.**
Listing/Ticker	NASDAQ Capital Market / LRHC
Pre-Offering Shares Outstanding	• 6,004,000 shares of common stock • 2,000 shares of Series X Super Voting Preferred Stock having 10,000 votes per share with voting together with the common stock • 2,836 shares of Series A Preferred Stock which is mandatorily convertible upon the closing of the offering into 810,249 shares
Number of Shares Offered	1,000,000 ordinary shares (or 1,150,000 ordinary shares if over-allotment option exercised in full)
Post-Offering Shares Outstanding	• 11,677,450 ordinary shares(or 11,827,000 if over-allotment option exercised in full) • 2,000 shares of Series X Super Voting Preferred Stock having 10,000 votes per share with voting together with the common stock
Shares Offered	Class A ordinary shares
Anticipated Offering Price	$5.00
Use of Proceeds	• Approximately 10% for acquiring more agents • Approximately 23% for repayment of certain promissory notes • Approximately 10% for developing new services • Approximately 20% for acquiring controlling interests in some franchisee • Approximately 10% for acquiring complementary businesses • Approximately 17% for general operating expenses • Approximately 10% for acquiring proprietary technology
Expected Pricing Date	
Lock-up	180 days after effective date for companies' directors, officers and +5% shareholders
Underwriter	US Tiger Securities, Inc.

Investment Highlights

1 BROAD REACH

2,447 agents*

35 offices

*Agent count includes agents in La Rosa Holdings Corp. owned and franchised offices

2 UNIQUE BUSINESS MODEL

Services include residential & commercial real estate brokerages, franchising, real estate education & coaching, and property management

Agent centric model

Proprietary technology for training and marketing

3 FUTURE OPPORTUNITY

Offer additional services such as mortgage brokering, title, homeowner's insurance

Organic growth and expansion to further locations both inside and outside the U.S. Create or acquire additional proprietary technologies

4 FINANCIAL STRENGTH

History of profitability, excluding non-recurring IPO expenses

Contents

Contents

LA ROSA HOLDINGS CORP.

- LA ROSA REALTY
- LA ROSA FRANCHISING
- LA ROSA COACHING
- LRPM LA ROSA PROPERTY MANAGEMENT
- COMMERCIAL LA ROSA CRE MEMBER

La Rosa Holdings Corp. Overview

2011

Entered into the Market

End-to-end, fully integrated real estate brokerage services holding company

Operating over 35 offices in the USA and Puerto Rico, and with ~2,370 agents

2017

Recognized as Top 75 Residential Real Estate company in the U.S. by NAR®

Unique, agent centric brokerage model

100% commission based for proficient agents

Revenues derived from franchise fees, dues, coaching fees and technology fees, and other value-added services

2019

Added franchises as a growth option

Drive exponential growth through organic sales strategies

2022

La Rosa Realty, LLC recognized as a Top Workplace by Orlando Sentinel

Targeting accretive M&A opportunities to capitalize on the changing agency model trends

Ancillary Services

LRPM
LA ROSA PROPERTY MANAGEMENT

- Train and lead agents to practice property management
- Manage an ongoing inventory of over 530 properties across the state of Florida
- Provide an additional stream of income by collecting fees from property owners

COMMERCIAL LA ROSA CRE MEMBER

- Training and developing residential agents with an interest in various silos of commercial real estate specialization
- Creating additional streams of revenue through our differential commission split programs and commercial coaching

LA ROSA COACHING

- Developing and empowering agents with resources and tools to further their success in the real estate industry
- Creating additional streams of revenue through our coaching programs for all stages of a real estate agent's career

Contents

La Rosa Disrupting the Real Estate Industry

- **Fully Integrated Real Estate Brokerage**
  Ensuring sustainability and growth
- **100% Agent Centric Model**
  Business model proven successful even while markets are under economic pressure
- **Proprietary Technology Platform**
  Helping agents advance and accelerate business
- **Combo Approach**
  Traditional "brick & mortar" and virtual
- **Culture**
  Founded on three pillars: Family, Passion & Growth. With a strong focus on giving back to the communities served.

Public Real Estate Brokerage Comparison

	DISRUPTOR	TRADITIONAL		
	LA ROSA REALTY	KELLERWILLIAMS	eXp REALTY	REALOGY / COMPASS / RE/MAX
BROKERAGE MODEL	DISRUPTIVE HIGHER AGENT COMMISSION	TRADITIONAL SPLITS TO AGENTS	TRADITIONAL SPLITS TO AGENTS	TRADITIONAL SPLITS TO AGENTS
AGENT COMMISSION	100% - AGENTS EARN THE MOST PER SALE	30% OF COMMISSION TO BROKER + TRANSACTION FEES	20% OF COMMISSION TO BROKER	20-40% OF COMMISSION TO BROKER
EDUCATION	FREE EDUCATION	PAID EDUCATION	FREE EDUCATION	MINIMAL IN-HOUSE EDUCATION
TECHNOLOGY	PROPRIETARY TRAINING & SUPPORT PLATFORM	PROPRIETARY TECHNOLOGIES- KELLER CLOUD	PROPRIETARY TRAINING & SUPPORT PLATFORM	MINIMAL PROPRIETARY TECHNOLOGY

La Rosa Agents Earn More

LA ROSA REALTY	
$350,000	Sale Price
3%	Commission %
$10,500	Total Commission
-$0	Split to Broker (0%)
$10,500	Total to Agent

VS

Traditional Brokerage	
$350,000	Sale Price
3%	Commission %
$10,500	Total Commission
-$3,150	Split to Broker (30%)
$7,350	Total to Agent

$3,150 more in commission to La Rosa agent

The above example represents an agent in the Premier and Blue plan who are no longer in La Rosa Coaching. New agents enter La Rosa Coaching at a 60/40 split for their first four transactions.

Contents

Revenue Streams

La Rosa Realty
Percentage fees paid on agent-generated residential real estate transactions. Other revenues earned upon occurrence (annual and monthly dues charged to our agents).

La Rosa Franchising
One-time fee payable upon signing of the franchise agreement. Other revenues earned upon occurrence (annual membership, technology, interest, late fees, renewal, transfer, successor, audit, other related fees). Per agent per closed transaction; payable monthly.

LA ROSA HOLDINGS CORP.

La Rosa CRE
10% of every real estate commission earned by the sales agent.

La Rosa Property Management
Management fees paid by the sales agents from fees earned from property owners, rental fees and rents.

La Rosa Coaching
Based on real estate commissions earned by the sales agent. Event fees and break-out sessions.

Growth Statistics



Agent Count
3000
2250
1500
750
0
2012
2014
2016
2018
2020
2022
Agent Count

Agent Count represents all agents within the La Rosa Realty brand, including franchised locations.

La Rosa Agents Earn More During Downturns

Scenario – 20% Fewer Home Sales

15 Sales pre-downturn at $350K | 12 Sales during downturn at $350K | Agent paying 30% split to traditional broker versus La Rosa Realty

PRE-DOWNTURN
EXAMPLE
Traditional Brokerage

$350,000	Sale Price
	x3% Commission
$10,500	Total Commission
-$3,150	Split to Broker (30%)
$7,350	Total to Agent
	x15 # of Sales
$110,250	Agent Annual Income

POST-DOWNTURN
EXAMPLE

Traditional Brokerage

$350,000	Sale Price
	x3% Commission
$10,500	Total Commission
-$3,150	Split to Broker (30%)
$7,350	Total to Agent
	x12 # of Sales
$88,200	Agent Annual Income

VS

LA ROSA REALTY

$350,000	Sale Price
	x3% Commission
$10,500	Total Commission
-$0	La Rosa*
$10,500	Total to Agent
	x12 # of Sales
$126,000	Agent Annual Income

*Corporate agents pay La Rosa $60 monthly fees, $100 annual fees, and $395 transaction fees. Transaction fees are typically paid by the client as a consumer fee.

Proprietary Technology Platform

EDUCATION

Robust, best-in-class training platform for sales agents both new and experienced within the field.

Daily in-person educational classes available plus virtual support available 24/7.

MARKETING

AI integrated CRM software*.

Each franchise and agent is given their own personalized website.*

INTRANET

Proprietary company intranet called My Agent Account

Internal Referral Network

Ticket Support System

Streamlined Onboarding System

OPPORTUNITIES

Create new proprietary technologies to expand offerings.

Opportunistic acquisitions of technology we believe will fuel growth.

*Third party technology

My Agent Account - Screenshot


Search...
alex@larosarealtycorp.com
Affiliates
AIT Partners
Commercial Real Estate
Curbio – Fix Now, Pay When You Sell
Home Warranty of America
La Rosa Concierge
La Rosa Property Management
La Rosa Wellness
Lighthouse Mortgage Solutions
The Credit Team
The La Rosa Foundation
Weinsure Coast2Coast
LA ROSA REALTY
We are proud to announce we've been named
#1 Orlando Sentinel Top Workplace in the Large Employer Category.
TOP WORK PLACES 2022
Orlando Sentinel
Tools
BrokerSumo
DotLoop Transactions
KVCore CRM
Agent Roster
Groups
Mortgage Lending App
Offices
Profit Share Management
Recruitment Management
Get an Insurance Quote
La Rosa Concierge
Title Net Sheets
Discover Events
Search...
Day
Month
Agenda
Date
Event
18 Tuesday October, 2022
Tech Tuesday: kvCore and MAA Overview in Spanish
19 Wednesday October, 2022
Understanding Your Buyers Credit Score
20 Thursday October, 2022
How to Get Paid at Closing (Dootlop/CDA)
22 Saturday October, 2022
Teen Summit 2022
Start a post ...
La Rosa Franchising
Alex Santos 10/18/22 02:27 PM
Reminder
Good afternoon,
Thank you everyone for attending our meeting today. It was very nice seeing you all! Per our conversation this morning, the new www.JoinLaRosa.com will be deployed tomorrow morning. Every office and active user from My Agent Account will have a unique link to access their portal. You can check the new site now by going to http://uat.joinlarosa.com (test environment).
My Events
Search...
Day
Month
Agenda
Date
Event
22 Saturday October, 2022
Teen Summit 2022
25 Tuesday October, 2022
Tech Tuesday: Build and Nurture Your kvCore Database!
05 Saturday November, 2022
Family Gathering - Register Now
19 Saturday November, 2022
Basket Brigade - Save the Date
My Connections
My Groups


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johnsmith@test.com
JAEME AI
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Office Locations

NATIONAL

CALIFORNIA
Hayward**
Los Angeles**

GEORGIA
Alpharetta*
Gainesville*

NEW YORK
Valley Stream**
Hauppauge**

SOUTH CAROLINA
Greensville*

PUERTO RICO
Bayamon*
Carolina*

FLORIDA
Apopka*
Celebration
Clermont*
Davenport*
Downtown Orlando*
Fort Lauderdale*
Homestead
Jacksonville*
Kendall*
Kissimmee*
Lake Nona*
Lakeland*
Lake Worth*
Longwood
Miami Lakes
North Florida
Orlando*
Reunion*
Sarasota
St. Cloud
St. Augustine*
St. Petersburg*
Venice*
Waterford Lakes*
Wesley Chapel*
Winter Garden*

*Franchised Location
** Affiliated offices that pay fees to the company

Awards and Recognition

Organization	Award	Year
TOP WORK PLACES Orlando Sentinel	No. 1 in the large-business category in the 2022 Orlando Sentinel Top Workplaces program	2022
NATIONAL ASSOCIATION OF REALTORS®	Top 75 Residential Real Estate Firms in the United States	2017, 2018, 2019, & 2020
Orlando Business Journal	Top Office (Buyer Transactions by Volume)	2018
Amigos Professionales Business Network	Business of the Year	2012

All awards and recognition presented to La Rosa Realty, LLC.

Contents

Management Team



<u>Joe La Rosa</u>, *Founder, Chairman of the Board, & CEO*

- 18 years of real estate experience
- <u>2004 – Present:</u> President, CEO & Chairman of the BOD since La Rosa Realty's inception
- <u>2008 – 2010:</u> President of the Casa Latino group of companies, co-developed the first Latino real estate franchise in the U.S.
- Life and Business Coach and Philanthropist



<u>Kent Metzroth</u>, EVP & Chief Financial Officer

- Over 20 years of domestic and international experience in multiple industries
- <u>2019 – 2022:</u> Served in various senior level finance roles, including Senior VP Finance, Treasury, Tax and IR at Finastra International Limited, a global leader in fintech
- <u>2013 – 2019:</u> VP of Finance at Veeco Instruments Inc., a global semiconductor capital equipment manufacturer



<u>Alex Santos</u>, *Chief Technology Officer*



<u>Laverne Grajales</u>, *Managing Broker*



<u>Tiffany Polite</u>, *Director of Coaching*



<u>Pedro Aguilar</u>, *Director of Education*



<u>Lissette Ortolani</u>, *Director of Recruiting*



<u>Brian Kirkwood</u>, *Director of Marketing*

Board Of Directors



Joseph La Rosa

Joseph La Rosa is our Founder and has been serving as the Company's President, Chief Executive Officer, and the Chairman of the board of directors since its inception in 2004. A former police officer in Orlando, Florida, Mr. La Rosa entered his family's commercial and residential real estate development business in 2001 and became President of La Rosa Development, LLC (which is not a part of La Rosa Holdings Corp.), a position he holds today. From 2008 to 2010, as President of the Casa Latino group of companies (which are not part of La Rosa Holdings Corp.), he co-developed the first Latino real estate franchise throughout the United States, which in 2010 was ranked by the National Association of Realtors as one of the Fastest Growing Real Estate Franchises in the U.S. In 2004, Mr. La Rosa founded La Rosa Realty, LLC and is responsible for its past and current growth into a customer-oriented, agent-centric model of real estate brokerage powered by AI-based technology tools.



Jodi R. White

Jodi R. White has been the Senior Leader, Learning Strategy and Leadership Development at The Walt Disney Company (NYSE: DIS), Orlando, Florida, since February 2019. From November 2016 to January 2019, she was the Operations Strategy and Client Engagement Director for FanHero LLC, a white-label, all-in-one live streaming and OTT solution. Prior thereto, from September 2014 to October 2016, she was the Senior Manager, Client Relations for Paylocity Holding Corp. (Nasdaq: PCTY) and previously worked for 12 years in various roles, the most recent of which was Senior Manager of Operations, at The Walt Disney Company. Ms. White attended the University of Pittsburgh and Webster University, majoring in Business Administration.



Amb. Ned L. Siegel

Ambassador Ned L. Siegel is the President of The Siegel Group, a multi-disciplined international business management advisory firm he founded in 1997 in Boca Raton, Florida, specializing in real estate, energy, utilities, infrastructure, financial services, oil and gas and cyber & secure technology. Ambassador Siegel has served since 2013 as Of Counsel to the law firm of Wildes & Weinberg, P.C. From October 2007 until January 2009, he served as the United States Ambassador to the Commonwealth of The Bahamas. Prior to his Ambassadorship, in 2006, he served with Ambassador John R. Bolton at the United Nations in New York, as the Senior Advisor to the U.S. Mission and as the United States Representative to the 61st Session of the United Nations General Assembly.



Thomas Stringer

Thomas Stringer is the National Site Selection and Incentives Service leader at the consulting firm BDO USA, LLP and has been with that firm from July 2015 to the present. Prior thereto, from November 2010 to July 2015, he was the Principal and Practice Leader for Credits and Incentives, Site Selection and Economic Development Services with a national tax consulting firm. From February 2007 to November 2010, Mr. Stringer was the Director of Site Selection and Business Incentives with Duff & Phelps (now owned by Kroll Inc.) and from August 2004 to January 2007 he was the Senior Manager, Business Incentives and Site Selection for BDO USA, LLP. Mr. Stringer has a Juris Doctor degree from St. John's University School of Law and a Bachelor of Science degree in Economics from Villanova University.



Mike La Rosa

Michael A. La Rosa is currently serving a four-year term as a Governor-appointed member of the Florida Public Service Commission which is responsible for regulating the state's telecommunications, electrical, gas, water, and transport companies. In addition, he has been a realtor with La Rosa Realty, LLC since 2004. Mr. La Rosa was elected in 2012 to the Florida House of Representatives and served until November 2020. During his tenure, he was Vice Chairman of Energy and Utilities Subcommittee (2013-2014), Republican Caucus Deputy Whip (2014), Regulatory Affairs Committee Vice-Chairman (2015-2016), Gaming Control and Tourism Subcommittee Chairman (2017-2018) and Chairman of Commerce Committee (2019-2020) where he oversaw energy, regulatory and business-related policies. Mr. La Rosa holds a Bachelor of Science from the University of Central Florida.

Corporate Structure Chart



La Rosa Holdings Corp.
(Nevada C-Corp.)
La Rosa Coaching, LLC
(Florida LLC)
100%
La Rosa CRE, LLC
(Florida LLC)
100%
La Rosa Franchising, LLC
(Florida LLC)
100%
La Rosa Property Management, LLC
(Florida LLC)
100%
La Rosa Realty, LLC
(Florida LLC)
100%
La Rosa Realty Lake Nona, Inc.
(Florida C-Corp.)
51%
HOREB Kissimmee, LLC
(Florida LLC)
51%

Contents

Exploring Acquisition Opportunities Post-IPO

Purchase & Acquisition of Mortgage Company

Purchase & Acquisition of Technology Company

Purchase & Acquisition of National Title Company

Purchase & Acquisition of Real Estate Brokerages

Use of Proceeds



100%
75%
50%
25%
0%
10%
17%
10%
20%
10%
23%
10%

- Acquiring proprietary technology
- General operating expenses
- Acquiring complementary businesses
- Acquiring controlling interests in some franchisee
- Developing new services
- Repayment of certain promissory notes
- Acquiring more agents

Contents

Financial Summary

	FY2022	FY2021	FY2020
Total Gross Sales Revenue	26,203,921	28,797,531	24,127,871
Total Cost of Sales	23,678,819	25,283,775	21,051,729
Gross Profit	2,525,102	3,513,756	3,076,142
Gross Margin	*9.6%*	*12.2%*	*12.7%*
Sales and marketing	415,770	254,453	258,953
General and administrative	4,114,520	3,196,379	2,689,535
Total Operating Expenses	4,530,290	3,450,832	2,948,488
Non-cash stock based compensation	230,664	-	-
Non-GAAP EBITDA	(2,235,852)	62,924	127,654

- Gross profit decline in FY22 was primarily attributable to excess demand 2021 coming out of the pandemic, which had a temporary cooling effect in FY22
- General and administrative expenses increased in FY22 primarily due to indirect costs associated with the Company's IPO process

LA ROSA HOLDINGS CORP.

Company Contact:
Joe La Rosa, Founder/CEO
joe@larosarealtycorp.com
407.592.4667
Celebration, Florida

Underwriter Contact:
Tony Tian, CFA, Head of ECM
tony.tian@ustigersecurities.com
732.910.9692

Family. Passion. Growth.